SOMERSET
CPAs AND ADVISORS

Consent of Independent Registered Public Accounting Firm

Galaxy Next Generation, Inc.
Toccoa, Georgia

We hereby consent to the inclusion by reference in the Registration Statement on Form S-8 of Galaxy Next Generation, Inc., of our report dated September 16, 2021, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to the June 30, 2021 and 2020, consolidated financial statements of Galaxy Next Generation, Inc.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

Somerset CPAs PC

Indianapolis, Indiana
September 16, 2021